Exhibit 99.1

OCSI Glick JV LLC

(a limited liability company)

Consolidated Financial Statements

For the Fiscal Years Ended September 30, 2020, 2019 and 2018

OCSI Glick JV LLC

Report of Independent Auditors

To the Board of Directors of OCSI Glick JV LLC

We have audited the accompanying consolidated financial statements of OCSI Glick JV LLC, which comprise the consolidated statements of assets, liabilities and members’ capital, including the consolidated schedules of investments, as of September 30, 2020 and 2019, and the related consolidated statements of operations, changes in members’ capital and cash flows for each of the three years in the period ended September 30, 2020, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OCSI Glick JV LLC as of September 30, 2020 and 2019, and the consolidated results of its operations, changes in its members’ capital and its cash flows for each of the three years in the period ended September 30, 2020, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, California

December 18, 2020

OCSI Glick JV LLC

Consolidated Statements of Assets, Liabilities and Members’ Capital

	September 30, 2020	September 30, 2019
ASSETS
Investments at fair value (cost September 30, 2020: $140,599,644; cost September 30, 2019: $176,687,612)	$130,760,749	$173,028,098
Cash and cash equivalents	3,574,960	1,096,498
Restricted cash	1,106,829	2,616,125
Interest and fees receivable	371,753	713,185
Due from portfolio companies	123,658	—
Receivable from unsettled transactions	896,958	902,770
Deferred financing costs	1,082,709	1,321,726

Total assets	$137,917,616	$179,678,402

LIABILITIES AND MEMBERS’ CAPITAL
Liabilities:
Accounts payable, accrued expenses and other liabilities	$58,605	$143,000
Due to affiliate	277,701	98,077
Interest payable	430,121	2,632,714
Payable from unsettled transactions	—	21,476,988
Distribution payable	—	1,358,336
Senior credit facility payable	80,681,939	91,881,939
Subordinated notes payable at fair value (proceeds September 30, 2020: $74,337,772; proceeds September 30, 2019: $75,517,614)	56,469,250	62,087,348

Total liabilities	137,917,616	179,678,402

Members’ capital	—	—

Total liabilities and members’ capital	$137,917,616	$179,678,402

The accompanying notes are an integral part of these consolidated financial statements.

OCSI Glick JV LLC

Consolidated Statements of Operations

	Year ended September 30, 2020	Year ended September 30, 2019	Year ended September 30, 2018
Investment income:
Interest income	$9,938,526	$12,446,772	$9,823,972
PIK interest income	55,795	—	—
Fee income	301,288	29,999	77,999

Total investment income	10,295,609	12,476,771	9,901,971

Expenses:
Interest expense	5,585,942	11,597,998	11,433,877
Professional fees	116,970	138,323	171,759
General and administrative expenses	42,866	38,035	40,115

Total expenses	5,745,778	11,774,356	11,645,751

Net investment income (loss)	4,549,831	702,415	(1,743,780)

Net realized and unrealized gain (loss):
Net unrealized appreciation (depreciation) on investments	(6,179,380)	(4,610,167)	9,191,682
Net realized loss on investments	(4,167,043)	(519,031)	(8,883,148)
Net unrealized appreciation on subordinated notes payable	5,796,592	4,426,783	1,435,246

Total net realized and unrealized gain (loss)	(4,549,831)	(702,415)	1,743,780

Net increase (decrease) in members’ capital resulting from operations	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

OCSI Glick JV LLC

Consolidated Statements of Changes in Members’ Capital

	Oaktree Strategic Income Corporation	GF Equity Funding 2014 LLC	Total Members’ Capital
Members’ capital, September 30, 2017	$—	$—	$—
Net increase (decrease) in members’ capital resulting from operations	—	—	—

Members’ capital, September 30, 2018	—	—	—
Net increase (decrease) in members’ capital resulting from operations	—	—	—

Members’ capital, September 30, 2019	—	—	—
Net increase (decrease) in members’ capital resulting from operations	—	—	—

Members’ capital, September 30, 2020	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

OCSI Glick JV LLC

Consolidated Statements of Cash Flows

	Year ended September 30, 2020	Year ended September 30, 2019	Year ended September 30, 2018
Cash flows from operating activities:
Net increase (decrease) in members’ capital resulting from operations	$—	$—	$—
Adjustments to reconcile net increase (decrease) in members’ capital resulting from operations to net cash provided by (used in) operating activities:
Net unrealized (appreciation) depreciation on investments	6,179,380	4,610,167	(9,191,682)
Net realized loss on investments	4,167,043	519,031	8,883,148
Net unrealized appreciation on subordinated notes payable	(5,796,592)	(4,426,783)	(1,435,246)
PIK interest income	(55,795)	—	—
Accretion of original issue discount/premium on investments	(696,651)	(610,524)	(609,152)
PIK interest expense	—	—	2,470,101
Amortization of deferred financing costs	629,642	257,948	435,927
Purchases of investments	(54,355,332)	(56,648,914)	(122,034,536)
Proceeds from the sales and repayments of investments	87,004,476	39,363,093	71,428,730
Changes in operating assets and liabilities:
(Increase) decrease in receivable from unsettled transactions	5,812	(902,770)	—
(Increase) decrease in due from portfolio companies	(123,658)	53,006	(45,353)
(Increase) decrease in interest and fees receivable	365,660	(59,077)	(420,102)
Increase (decrease) in interest payable	(2,202,593)	54,334	137,792
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(84,395)	77,727	(95,328)
Increase in due to affiliate	179,624	61,422	36,655
Increase (decrease) in payables from unsettled transactions	(21,476,988)	20,480,744	996,244

Net cash provided by (used in) operating activities	13,739,633	2,829,404	(49,442,802)

Cash flows from financing activities:
Borrowings under senior credit facility	19,300,000	15,600,000	51,900,000
Repayments under senior credit facility	(30,500,000)	(18,000,000)	(14,500,000)
Repayments of subordinated notes	(1,179,842)	(356,923)	—
Deferred financing costs paid	(390,625)	(452,280)	(6,250)

Net cash provided by (used in) financing activities	(12,770,467)	(3,209,203)	37,393,750

Net increase (decrease) in cash and cash equivalents and restricted cash	969,166	(379,799)	(12,049,052)
Cash and cash equivalents and restricted cash, beginning of period	3,712,623	4,092,422	16,141,474

Cash and cash equivalents and restricted cash, end of period	$4,681,789	$3,712,623	$4,092,422

Supplemental information:
Cash paid for interest	$7,158,893	$11,285,716	$8,390,056
Non-cash financing activities:
Non-cash issuance of subordinated notes	$—	$—	$2,470,101
Rescission of distribution payable (see Note 6)	$1,358,336	$—	$—

Reconciliation to the Consolidated Statements of Assets and Liabilities	September 30, 2020	September 30, 2019	September 30, 2018
Cash and cash equivalents	$3,574,960	$1,096,498	$2,055,935
Restricted cash	1,106,829	2,616,125	2,036,487

Total cash and cash equivalents and restricted cash	$4,681,789	$3,712,623	$4,092,422

The accompanying notes are an integral part of these consolidated financial statements.

OCSI Glick JV LLC

Consolidated Schedule of Investments

September 30, 2020

Portfolio Company (1)	Investment Type	Cash Interest Rate (2)(3)	Region (4)	Industry	Principal (5)	Cost	Fair Value	Notes
AI Ladder (Luxembourg) Subco S.a.r.l.	First Lien Term Loan, LIBOR+4.50% cash due 7/9/2025	4.65%	International	Electrical Components & Equipment	$2,671,716	$2,616,725	$2,558,168
Alvogen Pharma US, Inc.	First Lien Term Loan, LIBOR+5.25% cash due 12/31/2023	6.25%	Northeast	Pharmaceuticals	6,994,829	6,808,979	6,773,337	(7)
Amplify Finco Pty Ltd.	First Lien Term Loan, LIBOR+4.00% cash due 11/26/2026	4.75%	International	Movies & Entertainment	2,985,000	2,955,150	2,567,100	(7)
Anastasia Parent, LLC	First Lien Term Loan, LIBOR+3.75% cash due 8/11/2025		West	Personal Products	1,684,513	1,352,429	743,814	(8)
Ancile Solutions, Inc.	First Lien Term Loan, LIBOR+7.00% cash due 6/30/2021	8.00%	Northeast	Application Software	3,201,353	3,194,577	3,178,943	(7)
Aurora Lux Finco S.À.R.L.	First Lien Term Loan, LIBOR+6.00% cash due 12/24/2026	7.00%	International	Airport Services	3,731,250	3,648,256	3,470,063	(7)
Brazos Delaware II, LLC	First Lien Term Loan, LIBOR+4.00% cash due 5/21/2025	4.16%	West	Oil & Gas Equipment & Services	4,887,066	4,870,862	3,733,376
California Pizza Kitchen, Inc.	First Lien Term Loan, LIBOR+8.00% cash due 8/23/2022		Northeast	Restaurants	5,004,489	4,813,378	1,526,369	(8)
Carrols Restaurant Group, Inc.	First Lien Term Loan, LIBOR+6.25% cash due 4/30/2026	7.25%	Northeast	Restaurants	1,118,198	1,062,723	1,109,811
CITGO Petroleum Corp.	First Lien Term Loan, LIBOR+5.00% cash due 3/28/2024	6.00%	Southwest	Oil & Gas Refining & Marketing	3,591,768	3,555,850	3,421,159
Connect U.S. Finco LLC	First Lien Term Loan, LIBOR+4.50% cash due 12/11/2026	5.50%	International	Alternative Carriers	4,582,107	4,482,733	4,453,258
Curium Bidco S.à.r.l.	First Lien Term Loan, LIBOR+3.75% cash due 7/9/2026	3.97%	International	Biotechnology	4,950,000	4,912,875	4,912,875
eResearch Technology, Inc.	First Lien Term Loan, LIBOR+4.50% cash due 2/4/2027	5.50%	Northeast	Application Software	2,493,750	2,468,813	2,486,992
Gigamon, Inc.	First Lien Term Loan, LIBOR+4.25% cash due 12/27/2024	5.25%	West	Systems Software	5,835,900	5,800,375	5,762,951	(7)
Guidehouse LLP	Second Lien Term Loan, LIBOR+8.00% cash due 5/1/2026	8.15%	Southeast	Research & Consulting Services	5,000,000	4,982,443	4,825,000	(7)
Helios Software Holdings, Inc.	First Lien Term Loan, LIBOR+4.25% cash due 10/24/2025	4.52%	Northeast	Systems Software	992,422	982,498	980,642
Houghton Mifflin Harcourt Publishers Inc.	First Lien Term Loan, LIBOR+6.25% cash due 11/22/2024	7.25%	Northeast	Education Services	2,887,500	2,790,416	2,699,813
Integro Parent, Inc.	First Lien Term Loan, LIBOR+5.75% cash due 10/31/2022	6.75%	Northeast	Insurance Brokers	3,277,221	3,249,274	3,011,753	(7)
Intelsat Jackson Holdings S.A.	First Lien Delayed Draw Term Loan, LIBOR+5.50% cash due 7/13/2022	6.50%	International	Alternative Carriers	398,251	328,422	414,511	(6)
LTI Holdings, Inc.	First Lien Term Loan, LIBOR+3.50% cash due 9/6/2025	3.65%	West	Electronic Components	1,386,341	1,100,748	1,294,496
MHE Intermediate Holdings, LLC	First Lien Term Loan, LIBOR+5.00% cash due 3/8/2024	6.00%	Midwest	Diversified Support Services	4,101,250	4,058,056	3,991,747	(7)
MHE Intermediate Holdings, LLC	First Lien Delayed Draw Term Loan, LIBOR+5.00% cash due 3/8/2024	6.00%	Midwest	Diversified Support Services	828,579	818,379	806,456	(7)

Total MHE Intermediate Holdings, LLC					4,929,829	4,876,435	4,798,203
MRI Software LLC	First Lien Term Loan, LIBOR+5.50% cash due 2/10/2026	6.50%	Midwest	Application Software	1,614,980	1,601,301	1,575,954	(7)
MRI Software LLC	First Lien Revolver, LIBOR+5.50% cash due 2/10/2026		Midwest	Application Software	—	(1,429)	(3,454)	(6	)(7)
MRI Software LLC	First Lien Delayed Draw Term Loan, LIBOR+5.50% cash due 2/10/2026		Midwest	Application Software	—	(763)	(1,568)	(6	)(7)

Total MRI Softwawre LLC					1,614,980	1,599,109	1,570,932
Navicure, Inc.	First Lien Term Loan, LIBOR+4.00% cash due 10/22/2026	4.15%	Southeast	Health Care Technology	3,980,000	3,960,100	3,899,584
Northern Star Industries Inc.	First Lien Term Loan, LIBOR+4.75% cash due 3/31/2025	5.75%	Midwest	Electrical Components & Equipment	5,362,500	5,345,242	5,121,188	(7)
Northwest Fiber, LLC	First Lien Term Loan, LIBOR+5.50% cash due 4/30/2027	5.66%	Northwest	Integrated Telecommunication Services	985,530	950,121	986,762
Novetta Solutions, LLC	First Lien Term Loan, LIBOR+5.00% cash due 10/17/2022	6.00%	Southeast	Application Software	5,807,651	5,770,724	5,706,017

OCSI Glick JV LLC

Consolidated Schedule of Investments

September 30, 2020

Portfolio Company (1)	Investment Type	Cash Interest Rate (2)(3)	Region (4)	Industry	Principal (5)	Cost	Fair Value	Notes
OEConnection LLC	First Lien Term Loan, LIBOR+4.00% cash due 9/25/2026	4.15%	Midwest	Application Software	$3,727,256	$3,709,171	$3,685,325
OEConnection LLC	First Lien Delayed Draw Term Loan, LIBOR+4.00% cash due 9/25/2026		Midwest	Application Software	—	(1,048)	(2,654)	(6)

Total OEConnection LLC					3,727,256	3,708,123	3,682,671
Olaplex, Inc.	First Lien Term Loan, LIBOR+6.50% cash due 1/8/2026	7.50%	Northeast	Personal Products	2,962,500	2,910,467	2,962,500	(7)
Olaplex, Inc.	First Lien Revolver, LIBOR+6.50% cash due 1/8/2025	7.50%	Northeast	Personal Products	162,000	156,467	162,000	(6)(7)

Total Olaplex, Inc.					3,124,500	3,066,934	3,124,500
Sabert Corporation	First Lien Term Loan, LIBOR+4.50% cash due 12/10/2026	5.50%	Northeast	Metal & Glass Containers	1,885,500	1,866,645	1,860,366
SHO Holding I Corporation	First Lien Term Loan, LIBOR+3.00% cash PIK 2.25% due 4/27/2024	4.00%	Southeast	Footwear	6,239,067	6,212,276	4,382,944	(7)
Signify Health, LLC	First Lien Term Loan, LIBOR+4.50% cash due 12/23/2024	5.50%	Southwest	Health Care Services	5,850,000	5,813,914	5,645,250
Sunshine Luxembourg VII SARL	First Lien Term Loan, LIBOR+4.25% cash due 10/1/2026	5.25%	International	Personal Products	6,451,250	6,418,993	6,427,573
Supermoose Borrower, LLC	First Lien Term Loan, LIBOR+3.75% cash due 8/29/2025	3.90%	Southeast	Application Software	2,878,863	2,692,385	2,595,483
Surgery Center Holdings, Inc.	First Lien Term Loan, LIBOR+3.25% cash due 9/3/2024	4.25%	Southeast	Health Care Facilities	4,961,637	4,942,580	4,690,806
Tribe Buyer LLC	First Lien Term Loan, LIBOR+4.50% cash due 2/16/2024	5.50%	Midwest	Human Resource & Employment Services	1,616,127	1,613,862	1,224,798	(7)
UFC Holdings, LLC	First Lien Term Loan, LIBOR+3.25% cash due 4/29/2026	4.25%	West	Movies & Entertainment	1,557,649	1,540,707	1,534,775
Verscend Holding Corp.	First Lien Term Loan, LIBOR+4.50% cash due 8/27/2025	4.65%	Northeast	Health Care Technology	1,733,723	1,720,364	1,722,238
VM Consolidated, Inc.	First Lien Term Loan, LIBOR+3.25% cash due 2/28/2025	3.40%	Midwest	Data Processing & Outsourced Services	4,771,728	4,756,892	4,682,258
Windstream Services II, LLC	First Lien Term Loan, LIBOR+6.25% cash due 9/21/2027	7.25%	Southeast	Integrated Telecommunication Services	4,987,500	4,788,469	4,839,970
WP CPP Holdings, LLC	Second Lien Term Loan, LIBOR+7.75% cash due 4/30/2026	8.75%	Midwest	Aerospace & Defense	3,000,000	2,978,243	2,340,000	(7)

Total Portfolio Investments						$140,599,644	$130,760,749
Cash and Cash Equivalents and Restricted Cash						$4,681,789	$4,681,789
Total Portfolio Investments, Cash and Cash Equivalents and Restricted Cash						$145,281,433	$135,442,538

(1)	Each of the Fund’s investments is pledged as collateral under its senior credit facility.
(2)	Represents the current interest rate as of September 30, 2020. All interest rates are payable in cash, unless otherwise noted.
(3)

The interest rate on the principal balance outstanding for all floating rate loans is indexed to the London Interbank Offered Rate (“LIBOR”) and/or an alternate base rate (e.g., prime rate), which typically resets semi-annually, quarterly, or monthly at the borrower’s option. The borrower may also elect to have multiple interest reset periods for each loan. For each of these loans, the Fund has provided the applicable margin over LIBOR or the alternate base rate based on each respective credit agreement and the cash interest rate as of period end. All LIBOR shown above is in U.S. dollars. As of September 30, 2020, the reference rates for the Fund’s variable rate loans were the 30-day LIBOR at 0.15%, the 60-day LIBOR at 0.19%, the 90-day LIBOR at 0.22% and the 180-day LIBOR at 0.27%. Most loans include an interest floor, which generally ranges from 0% to 1%.

(4)	The region is determined by the location of the corporate headquarters of the portfolio company, which may not be indicative of the primary source of the portfolio company’s business.
(5)	Principal includes accumulated payment in kind (“PIK”) interest and is net of repayments.
(6)

Investment has undrawn commitments. Unamortized fees are classified as unearned income which reduces cost basis, which may result in a negative cost basis. A negative fair value may result from the unfunded commitment being valued below par.

OCSI Glick JV LLC

Consolidated Schedule of Investments

September 30, 2020

(7)

As of September 30, 2020, these investments are categorized as Level 3 within the fair value hierarchy established by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), and were valued using significant unobservable inputs.

(8)	This investment was on cash non-accrual status as of September 30, 2020. Cash non-accrual is inclusive of PIK and other non-cash income where applicable.

The accompanying notes are an integral part of these consolidated financial statements.

OCSI Glick JV LLC

Consolidated Schedule of Investments

September 30, 2019

Portfolio Company (1)	Investment Type	Cash Interest Rate (2)(3)	Region (4)	Industry	Principal (5)	Cost	Fair Value	Notes
AI Ladder (Luxembourg) Subco S.a.r.l.	First Lien Term Loan, LIBOR+4.50% cash due 7/9/2025	6.60%	International	Electrical components & equipment	$2,718,993	$2,651,270	$2,504,016
Air Newco LP	First Lien Term Loan, LIBOR+4.75% cash due 5/31/2024	6.79%	International	IT consulting & other services	7,425,000	7,406,438	7,437,400	(7)
AL Midcoast Holdings LLC	First Lien Term Loan, LIBOR+5.50% cash due 8/1/2025	7.60%	Southwest	Oil & gas storage & transportation	6,930,000	6,860,699	6,834,712
Altice France S.A.	First Lien Term Loan, LIBOR+4.00% cash due 8/14/2026	6.03%	International	Integrated telecommunication services	2,977,500	2,912,809	2,975,639
Alvogen Pharma US, Inc.	First Lien Term Loan, LIBOR+4.75% cash due 4/1/2022	6.79%	Northeast	Pharmaceuticals	5,359,286	5,359,286	4,874,270
Ancile Solutions, Inc.	First Lien Term Loan, LIBOR+7.00% cash due 6/30/2021	9.10%	Northeast	Application software	3,395,374	3,377,463	3,327,467	(7)
Aptos, Inc.	First Lien Term Loan, LIBOR+5.50% cash due 7/23/2025	7.70%	Southeast	Computer & electronics retail	2,977,500	2,947,725	2,940,281	(7)
Brazos Delaware II, LLC	First Lien Term Loan, LIBOR+4.00% cash due 5/21/2025	6.05%	West	Oil & gas equipment & services	4,937,500	4,917,589	4,570,273
California Pizza Kitchen, Inc.	First Lien Term Loan, LIBOR+6.00% cash due 8/23/2022	8.53%	Northeast	Restaurants	4,850,000	4,838,318	4,349,868
CITGO Petroleum Corp.	First Lien Term Loan, LIBOR+5.00% cash due 3/28/2024	7.10%	Southwest	Oil & gas refining & marketing	3,980,000	3,940,200	4,004,875
Connect U.S. Finco LLC	First Lien Term Loan, LIBOR+4.50% cash due 9/23/2026	7.10%	International	Alternative carriers	5,000,000	4,900,000	4,930,075
Covia Holdings Corporation	First Lien Term Loan, LIBOR+4.00% cash due 6/1/2025	6.31%	Northeast	Oil & gas equipment & services	6,912,500	6,912,500	5,673,745
Curium Bidco S.à r.l.	First Lien Term Loan, LIBOR+4.00% cash due 7/9/2026	6.10%	International	Biotechnology	5,000,000	4,962,500	5,025,000
Ellie Mae, Inc.	First Lien Term Loan, LIBOR+4.00% cash due 4/17/2026	6.04%	West	Application software	1,000,000	995,000	1,002,920
Falmouth Group Holdings Corp.	First Lien Term Loan, LIBOR+6.75% cash due 12/14/2021	8.95%	West	Specialty chemicals	4,658,544	4,626,032	4,632,004	(7)
Frontier Communications Corporation	First Lien Term Loan, LIBOR+3.75% cash due 6/15/2024	5.80%	Northeast	Integrated telecommunications services	5,468,222	5,365,594	5,466,281
Gigamon, Inc.	First Lien Term Loan, LIBOR+4.25% cash due 12/27/2024	6.29%	West	Systems software	5,895,000	5,850,631	5,732,888	(7)
Guidehouse LLP	Second Lien Term Loan, LIBOR+7.50% cash due 5/1/2026	9.54%	Southeast	Research & consulting services	5,000,000	4,979,290	4,937,500
Indivior Finance S.a.r.l.	First Lien Term Loan, LIBOR+4.50% cash due 12/19/2022	6.76%	International	Pharmaceuticals	4,340,941	4,326,851	3,997,290
Integro Parent, Inc.	First Lien Term Loan, LIBOR+5.75% cash due 10/31/2022	7.80%	Northeast	Insurance brokers	4,813,924	4,744,243	4,681,541	(7)
Intelsat Jackson Holdings S.A.	First Lien Term Loan, LIBOR+3.75% cash due 11/27/2023	5.80%	International	Alternative carriers	5,000,000	4,939,169	5,021,100
McDermott Technology (Americas), Inc.	First Lien Term Loan, LIBOR+5.00% cash due 5/9/2025	7.10%	Southwest	Oil & gas equipment & services	1,429,306	1,406,187	913,565
MHE Intermediate Holdings, LLC	First Lien Term Loan, LIBOR+5.00% cash due 3/8/2024	7.10%	Midwest	Diversified support services	4,143,750	4,089,029	4,060,875	(7)
MHE Intermediate Holdings, LLC	First Lien Delayed Draw Term Loan, LIBOR+5.00% cash due 3/8/2024	7.10%	Midwest	Diversified support services	837,128	826,823	820,385	(7)

Total MHE Intermediate Holdings, LLC					4,980,878	4,915,852	4,881,260
Navicure, Inc.	First Lien Term Loan, LIBOR+4.00% cash due 9/18/2026	6.13%	Southeast	Healthcare technology	4,000,000	3,980,000	4,005,000
Northern Star Industries Inc.	First Lien Term Loan, LIBOR+4.50% cash due 3/31/2025	6.56%	Midwest	Electrical components & equipment	5,417,500	5,396,178	5,336,238	(7)
Novetta Solutions, LLC	First Lien Term Loan, LIBOR+5.00% cash due 10/17/2022	7.05%	Southeast	Application software	5,868,628	5,824,577	5,760,440	(7)
OCI Beaumont LLC	First Lien Term Loan, LIBOR+4.00% cash due 3/13/2025	6.10%	Southwest	Commodity chemicals	6,895,000	6,888,231	6,903,619
OEConnection LLC	First Lien Delayed Draw Term Loan, LIBOR+4.00% cash due 9/24/2026		Midwest	Application software	—	(1,720)	(645)	(6)
OEConnection LLC	First Lien Term Loan, LIBOR+4.00% cash due 9/24/2026	6.13%	Midwest	Application software	3,655,914	3,637,634	3,649,059

Total OEConnection LLC					3,655,914	3,635,914	3,648,414

OCSI Glick JV LLC

Consolidated Schedule of Investments

September 30, 2019

Portfolio Company (1)	Investment Type	Cash Interest Rate (2)(3)	Region (4)	Industry	Principal (5)	Cost	Fair Value	Notes
Red Ventures, LLC	First Lien Term Loan, LIBOR+3.00% cash due 11/8/2024	5.04%	Southeast	Interactive media & services	$3,989,924	$3,970,677	$4,010,712
RSC Acquisition, Inc.	First Lien Term Loan, LIBOR+4.25% cash due 11/30/2022	6.29%	Northeast	Trading companies & distributors	3,849,574	3,835,594	3,820,702	(7)
Servpro Borrower, LLC	First Lien Term Loan, PRIME+2.50% cash due 3/26/2026	7.50%	Midwest	Specialized consumer services	3,980,000	3,970,050	3,984,975
SHO Holding I Corporation	First Lien Term Loan, LIBOR+5.00% cash due 10/27/2022	7.26%	Southeast	Footwear	6,256,250	6,227,881	5,943,438	(7)
Signify Health, LLC	First Lien Term Loan, LIBOR+4.50% cash due 12/23/2024	6.60%	Southwest	Healthcare services	5,910,000	5,864,902	5,902,613
Sunshine Luxembourg VII SARL	First Lien Term Loan, LIBOR+4.25% cash due 9/25/2026	6.59%	International	Personal products	6,500,000	6,467,500	6,538,610
Tribe Buyer LLC	First Lien Term Loan, LIBOR+4.50% cash due 2/16/2024	6.54%	Midwest	Human resources & employment services	3,114,779	3,109,120	2,907,133	(7)
Triple Royalty Sub LLC	Fixed Rate Bond 144A 9.0% Toggle PIK cash due 4/15/2033		West	Pharmaceuticals	3,000,000	3,000,000	3,105,000	(7)
UFC Holdings, LLC	First Lien Term Loan, LIBOR+3.25% cash due 4/29/2026	5.30%	West	Movies & entertainment	2,493,573	2,493,573	2,503,099
Verra Mobility, Corp.	First Lien Term Loan, LIBOR+3.75% cash due 2/28/2025	5.79%	Southwest	Data processing & outsourced services	4,929,950	4,913,436	4,956,645
WP CPP Holdings, LLC	Second Lien Term Loan, LIBOR+7.75% cash due 4/30/2026	10.01%	Midwest	Aerospace & defense	3,000,000	2,974,333	2,987,490

Total Portfolio Investments						$176,687,612	$173,028,098
Cash and Cash Equivalents and Restricted Cash						$3,712,623	$3,712,623
Total Portfolio Investments, Cash and Cash Equivalents and Restricted Cash						$180,400,235	$176,740,721

(1)	Each of the Fund’s investments is pledged as collateral under its senior credit facility.
(2)	Represents the current interest rate as of September 30, 2019. All interest rates are payable in cash, unless otherwise noted.
(3)

The interest rate on the principal balance outstanding for all floating rate loans is indexed to LIBOR and/or an alternate base rate (e.g., prime rate), which typically resets semi-annually, quarterly, or monthly at the borrower’s option. The borrower may also elect to have multiple interest reset periods for each loan. For each of these loans, the Fund has provided the applicable margin over LIBOR or the alternate base rate based on each respective credit agreement and the cash interest rate as of period end. All LIBOR shown above is in U.S. dollars. As of September 30, 2019, the reference rates for the Fund’s variable rate loans were the 30-day LIBOR at 2.04%, the 60-day LIBOR at 2.09%, the 90-day LIBOR at 2.10%, the 180-day LIBOR at 2.06% and the PRIME at 5.00%. Most loans include an interest floor, which generally ranges from 0% to 1%.

(4)	The region is determined by the location of the corporate headquarters of the portfolio company, which may not be indicative of the primary source of the portfolio company’s business.
(5)	Principal includes accumulated PIK interest and is net of repayments.
(6)

Investment has undrawn commitments. Unamortized fees are classified as unearned income which reduces cost basis, which may result in a negative cost basis. A negative fair value may result from the unfunded commitment being valued below par.

(7)	As of September 30, 2019, these investments are categorized as Level 3 within the fair value hierarchy established by ASC 820, and were valued using significant unobservable inputs.

The accompanying notes are an integral part of these consolidated financial statements.

OCSI Glick JV LLC

Notes to Consolidated Financial Statements

September 30, 2020

1. ORGANIZATION AND BUSINESS PURPOSE

OCSI Glick JV LLC (together with its consolidated subsidiary, “OCSI Glick JV” or the “Fund,” a Delaware limited liability company (“LLC”), commenced operations on April 21, 2015 to primarily invest in senior secured loans of middle-market companies. The Fund is governed by an LLC agreement dated October 20, 2014 (as amended, the “LLC Agreement”). OCSI Glick JV Funding LLC (“Funding”), a consolidated, wholly-owned bankruptcy remote special purpose subsidiary of the Fund, was formed in connection with the closing of a senior secured credit facility, which facility was assigned to Deutsche Bank AG, New York branch on June 29, 2017 (the “Deutsche Bank Facility”). Funding was organized as an LLC under the laws of the State of Delaware.

The Fund has two members (collectively, the “Members”), Oaktree Strategic Income Corporation (“OCSI”) and GF Equity Funding 2014 LLC (“GF Equity Funding”). OCSI is a publicly traded business development company that is currently advised by Oaktree Fund Advisors, LLC, a registered investment adviser. The Fund is managed by a four person board of directors, two of whom are selected by OCSI and two of whom are selected by GF Equity Funding. OCSI Glick JV is capitalized as transactions are completed by the Members in exchange for LLC equity interests and by OCSI and GF Debt Funding 2014 LLC (“GF Debt Funding”), an entity advised by affiliates of GF Equity Funding, in exchange for funding under subordinated notes. All portfolio decisions and investment decisions in respect of the Fund must be approved by the OCSI Glick JV investment committee, which consists of one representative selected by OCSI and one representative selected by GF Equity Funding (with approval from a representative of each required).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Fund’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Fund is considered an investment company under FASB ASC Topic 946, Financial Services—Investment Companies (“ASC 946”).

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make certain estimates and assumptions affecting amounts reported in the financial statements and accompanying notes. These estimates are based on the information that is currently available to the Fund and on various other assumptions that the Fund believes to be reasonable under the circumstances. Changes in the economic and political environments, financial markets and any other parameters used in determining these estimates could cause actual results to differ and such differences could be material. Significant estimates include the valuation of investments.

Fair Value Measurements

The Fund values its investments in accordance with ASC 820, which defines fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. ASC 820 prioritizes the use of observable market prices over entity-specific inputs. Where observable prices or inputs are not available or reliable, valuation techniques are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the investments or market and the investments’ complexity.

Hierarchical levels, defined by ASC 820 and directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

•	Level 1 — Unadjusted, quoted prices in active markets for identical assets or liabilities as of the measurement date.

•

Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data at the measurement date for substantially the full term of the assets or liabilities.

•

Level 3 — Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

OCSI Glick JV LLC

Notes to Consolidated Financial Statements

September 30, 2020

If inputs used to measure fair value fall into different levels of the fair value hierarchy, an investment’s level is based on the lowest level of input that is significant to the fair value measurement. The Fund’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment. This includes investment securities that are valued using “bid” and “ask” prices obtained from independent third party pricing services or directly from brokers. These investments may be classified as Level 3 because the quoted prices may be indicative in nature for securities that are in an inactive market, may be for similar securities or may require adjustments for investment-specific factors or restrictions.

Financial instruments with readily available quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment inherent in measuring fair value. As such, the Fund obtains and analyzes readily available market quotations provided by pricing vendors and brokers for all of the Fund’s investments for which quotations are available. In determining the fair value of a particular investment, pricing vendors and brokers use observable market information, including both binding and non-binding indicative quotations.

The Fund seeks to obtain at least two quotations for the subject or similar securities, typically from pricing vendors. If the Fund is unable to obtain two quotes from pricing vendors, or if the prices obtained from pricing vendors are not within the Fund’s set threshold, the Fund seeks to obtain a quote directly from a broker making a market for the asset. The Fund evaluates the quotations provided by pricing vendors and brokers based on available market information, including trading activity of the subject or similar securities, or by performing a comparable security analysis to ensure that fair values are reasonably estimated. The Fund also performs back-testing of valuation information obtained from pricing vendors and brokers against actual prices received in transactions. In addition to ongoing monitoring and back-testing, the Fund performs due diligence procedures over pricing vendors to understand their methodology and controls to support their use in the valuation process. Generally, the Fund does not adjust any of the prices received from these sources.

If the quotations obtained from pricing vendors or brokers are determined to not be reliable or are not readily available, the Fund values such investments using any of three different valuation techniques. The first valuation technique is the transaction precedent technique, which utilizes recent or expected future transactions of the investment to determine fair value, to the extent applicable. The second valuation technique is an analysis of the enterprise value (“EV”) of the portfolio company. EV means the entire value of the portfolio company to a market participant, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time. The EV analysis is typically performed to determine (i) the value of equity investments, (ii) whether there is credit impairment for debt investments and (iii) the value for debt investments that the Fund is deemed to control. To estimate the EV of a portfolio company, the Fund analyzes various factors, including the portfolio company’s historical and projected financial results, macroeconomic impacts on the company, and competitive dynamics in the company’s industry. The Fund also utilizes some or all of the following information based on the individual circumstances of the portfolio company: (i) valuations of comparable public companies, (ii) recent sales of private and public comparable companies in similar industries or having similar business or earnings characteristics, (iii) purchase prices as a multiple of their earnings or cash flow, (iv) the portfolio company’s ability to meet its forecasts and its business prospects, (v) a discounted cash flow analysis, (vi) estimated liquidation or collateral value of the portfolio company’s assets and (vii) offers from third parties to buy the portfolio company. The Fund may probability weight potential sale outcomes with respect to a portfolio company when uncertainty exists as of the valuation date. The third valuation technique is a market yield technique, which is typically performed for non-credit impaired debt investments. In the market yield technique, a current price is imputed for the investment based upon an assessment of the expected market yield for a similarly structured investment with a similar level of risk, and the Fund considers the current contractual interest rate, the capital structure and other terms of the investment relative to risk of the company and the specific investment. A key determinant of risk, among other things, is the leverage through the investment relative to the EV of the portfolio company. As debt investments held by the Fund are substantially illiquid with no active transaction market, the Fund depends on primary market data, including newly funded transactions and industry specific market movements, as well as secondary market data with respect to high yield debt instruments and syndicated loans, as inputs in determining the appropriate market yield, as applicable.

In addition, the Fund has utilized independent valuation firms to provide valuation assistance for certain of the Fund’s portfolio securities for which market quotations are not readily available or are readily available but deemed not reflective of the fair value of the investment.

Investment Transactions

Purchases and sales of investments, and the related realized gains and losses, are recorded on a trade-date basis, with the gains and losses reflected in the Fund’s Consolidated Statements of Operations. The cost of an investment may include costs incurred by the Fund as part of the purchase of such investment.

OCSI Glick JV LLC

Notes to Consolidated Financial Statements

September 30, 2020

Investment Income

Interest income, adjusted for accretion of original issue discount, is recorded on an accrual basis to the extent that such amounts are expected to be collected. The Fund stops accruing interest on investments when it is determined that interest is no longer collectible. Investments that are expected to pay regularly scheduled interest in cash are generally placed on non-accrual status when there is reasonable doubt that principal or interest cash payments will be collected. Cash interest payments received on investments may be recognized as income or a return of capital depending upon management’s judgment. A non-accrual investment is restored to accrual status if past due principal and interest are paid in cash, and the portfolio company, in management’s judgment, is likely to continue timely payment of its remaining obligations.

The Fund’s investments in debt securities may contain PIK interest provisions. PIK interest, which generally represents contractually deferred interest added to the loan balance that is generally due at the end of the loan term, is generally recorded on the accrual basis to the extent such amounts are expected to be collected. The Fund generally ceases accruing PIK interest on a loan or debt security if there is insufficient value to support the accrual or if the Fund does not expect the portfolio company to be able to pay all principal and interest due. The Fund’s decision to cease accruing PIK interest involves subjective judgments and determinations based on available information about a particular portfolio company, including whether the portfolio company is current with respect to its payment of principal and interest on its loans and debt securities; financial statements and financial projections for the portfolio company; the Fund’s assessment of the portfolio company’s business development success; information obtained by the Fund in connection with periodic formal update interviews with the portfolio company’s management and, if appropriate, the private equity sponsor; and information about the general economic and market conditions in which the portfolio company operates. The Fund’s determination to cease accruing PIK interest is generally made well before the Fund’s full write-down of a loan or debt security. In addition, if it is subsequently determined that the Fund will not be able to collect any previously accrued PIK interest, the fair value of the loans or debt securities would be reduced by the amount of such previously accrued, but uncollectible, PIK interest. The accrual of PIK interest on the Fund’s debt investments increases the recorded cost bases of these investments in the consolidated financial statements.

The Fund receives a variety of fees in the ordinary course of business, including amendment fees, prepayment fees and exit fees that the Fund receives in connection with its debt investments. These fees are classified as fee income and recognized as earned.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents and restricted cash consist of demand deposits and highly liquid investments with maturities of three months or less, when acquired. The Fund places its cash, cash equivalents and restricted cash with financial institutions and, at times, cash held in bank accounts may exceed the Federal Deposit Insurance Corporation insurance limit. Cash and cash equivalents and restricted cash are included on the Fund’s Consolidated Schedule of Investments and any cash equivalents are classified as Level 1 assets.

As of September 30, 2020 and 2019, included in restricted cash was $1.1 million and $2.6 million, respectively, that was held at Wells Fargo Bank, National Association, in connection with the Deutsche Bank Facility. The Fund is restricted in terms of access to this cash until the occurrence of the periodic distributions dates and, in connection therewith, the Fund’s submittal of its required periodic reporting schedules and verifications of the Fund’s compliance with the terms of the credit agreement.

Interest and Fees Receivable

Interest and fees receivable consists of interest and fees due from the Fund’s portfolio companies as of the balance sheet date.

Due from Portfolio Companies

Due from portfolio companies consists of amounts payable to the Fund from its portfolio companies, excluding those amounts attributable to interest and fees receivable. These amounts are recognized as they become payable to the Fund (e.g., principal payments on the scheduled amortization payment date).

OCSI Glick JV LLC

Notes to Consolidated Financial Statements

September 30, 2020

Deferred Financing Costs

Deferred financing costs consist of fees and expenses paid in connection with the closing or amending of credit facilities and debt offerings. Deferred financing costs in connection with credit facilities are capitalized as an asset when incurred. Deferred financing costs in connection with all other debt arrangements are a direct deduction from the related debt liability when incurred. Deferred financing costs are amortized using the effective interest method over the term of the respective debt arrangement. This amortization expense is included in interest expense in the Fund’s Consolidated Statements of Operations. Upon early termination or modification of a credit facility, all or a portion of unamortized fees related to such facility may be accelerated into interest expense.

Receivable / Payable From Unsettled Transactions

Receivable / payable from unsettled transactions consists of amounts receivable / payable by the Fund for transactions that have not settled at the balance sheet date.

Principles of Consolidation

The accompanying consolidated financial statements include all assets, liabilities, revenues, and expenses of OCSI Glick JV and Funding. OCSI Glick JV owns 100% of Funding. All intercompany balances and transactions have been eliminated in consolidation in conformity with GAAP.

Fair Value Option

The Fund elected the fair value option in accordance with FASB ASC Topic 825-10-25-1, Financial Instruments - Fair Value Option, for its subordinated notes payable which had aggregate proceeds of $74.3 million and a fair value of $56.5 million as of September 30, 2020 and had aggregate proceeds of $75.5 million and a fair value of $62.1 million as of September 30, 2019. The Fund believes that by electing the fair value option for these financial instruments, it provides consistent measurement with the Fund’s investments which are carried at fair value. The Fund utilizes the EV technique as discussed above to determine the fair value of the subordinated notes payable.

Income Taxes

The Fund is treated as a partnership for federal income tax purposes and is not subject to federal income tax, but may be subject to certain state taxes. Each Member is individually liable for taxes on its share of the Fund’s ordinary income and capital gains. FASB ASC Topic 740, Accounting for Uncertainty in Income Taxes (“ASC 740”), provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the Fund’s consolidated financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the current period. Management’s determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an ongoing analysis of tax laws, regulations and interpretations thereof. The Fund recognizes tax benefit of uncertain tax positions only where the position is “more-likely-than-not” to be sustained assuming examination by tax authorities. Management has analyzed the Fund’s tax positions, and has concluded that no liability should be recorded related to uncertain tax positions for the 2020 tax year and does not expect this to change in the next 12 months. As of September 30, 2020, the 2019, 2018 and 2017 tax years remain subject to examination by major tax jurisdiction under the statute of limitations. The Fund identifies its major tax jurisdictions as U.S. Federal and California.

Allocations of Profits and Losses

Allocations of profit and loss will be made to each Member’s capital account on a pro rata basis in a manner consistent with the procedures outlined in the LLC Agreement.

OCSI Glick JV LLC

Notes to Consolidated Financial Statements

September 30, 2020

Indemnifications

In the normal course of its business, the Fund enters into contracts and agreements with certain service providers, such as clearing and custody agents, trustees and administrators, that contain a variety of representations and warranties and which provide general indemnifications and guarantees against specified potential losses in connection with their activities as an agent of, or providing services to, the Fund. The Fund’s maximum exposure under these agreements is unknown, as this may involve future claims that could be made against the Fund and have not yet occurred. The Fund expects the risk of any future obligation under these arrangements to be remote and has not recorded any contingent liability in the financial statements for these indemnifications.

Recent Accounting Pronouncements

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting if certain criteria are met. The guidance is effective from March 12, 2020 through December 31, 2022. As of September 30, 2020, the guidance did not have a material impact on the Fund’s consolidated financial statements.

3. RELATED-PARTY TRANSACTIONS

Pursuant to an administrative and loan services agreement (the “Administration Agreement”), an administrator (the “Administrator”) provides certain administrative and other services necessary for the Fund to operate. Under the Administration Agreement, the Administrator, currently Oaktree Fund Administration, LLC, and for the periods prior to October 17, 2017, FSC CT LLC, provides administrative services for the Fund, including office facilities and equipment and clerical, bookkeeping and record-keeping services at such facilities and performs, or oversees the performance of, the Fund’s required administrative services, which include being responsible for the financial records which the Fund is required to maintain and preparing financial statements in accordance with the LLC Agreement. In addition, the Administrator assists the Fund in overseeing the preparation and filing of the Fund’s tax returns and generally overseeing the payment of Fund expenses and the performance of administrative and professional services rendered to the Fund by others. For providing these services, facilities and personnel, the Fund reimburses the Administrator the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including rent and the Fund’s allocable portion of the costs of compensation and related expenses of the Administrator’s accounting and legal departments. Such reimbursement is at cost, with no profit to, or markup by, the Administrator. The Fund’s allocable portion of the Administrator’s costs is determined based upon costs attributable to the Fund’s operations versus costs attributable to the operations of other entities for which the Administrator provides administrative services. The Administration Agreement is terminable by either party without penalty upon 90 days’ written notice to the other party.

The Administration Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of their respective duties or by reason of the reckless disregard of their respective duties and obligations, the Administrator and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with it are entitled to indemnification from the Fund for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of services under the Administration Agreement or otherwise as administrator for the Fund.

The Administrator did not charge the Fund for any allocable portion of expenses for the years ended September 30, 2020, 2019 and 2018.

As of September 30, 2020 and 2019, $277,701 and $98,077 was included in “Due to affiliate” in the Statements of Assets, Liabilities and Members’ Capital, respectively, reflecting the unpaid portion of reimbursable expenses payable to the Administrator.

OCSI Glick JV LLC

Notes to Consolidated Financial Statements

September 30, 2020

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the financial instruments carried at fair value as of September 30, 2020 by caption on the Fund’s Consolidated Statements of Assets, Liabilities and Members’ Capital for each of the three levels of hierarchy established by ASC 820:

	Total	Level 1	Level 2	Level 3
Senior secured debt investments	$130,760,749	$—	$78,609,038	$52,151,711

Total assets at fair value	$130,760,749	$—	$78,609,038	$52,151,711

Subordinated notes payable	$56,469,250	$—	$—	$56,469,250

Total liabilities at fair value	$56,469,250	$—	$—	$56,469,250

The following table presents the financial instruments carried at fair value as of September 30, 2019 by caption on the Fund’s Consolidated Statements of Assets, Liabilities and Members’ Capital for each of the three levels of hierarchy established by ASC 820:

	Total	Level 1	Level 2	Level 3
Senior secured debt investments	$173,028,098	$—	$112,522,307	$60,505,791

Total assets at fair value	$173,028,098	$—	$112,522,307	$60,505,791

Subordinated notes payable	$62,087,348	$—	$—	$62,087,348

Total liabilities at fair value	$62,087,348	$—	$—	$62,087,348

All transfers between fair value hierarchy levels are recognized by the Fund at the beginning of each reporting period.

The following table provides a roll-forward in the changes in fair value for the year ended September 30, 2020 for all assets and liabilities for which the Fund determines fair value using unobservable (Level 3) factors:

	Assets	Liabilities
	Senior secured debt investments	Subordinated notes payable
Fair value at October 1, 2019	$60,505,791	$62,087,348
Purchases	11,597,336	—
Sales and repayments	(25,444,966)	(1,179,842)
Transfers in (a)(b)	14,702,839	1,358,336
Transfers out (a)	(5,760,440)	—
PIK interest income	31,567	—
Accretion of OID	234,433	—
Net unrealized depreciation	(3,459,003)	(5,796,592)
Net realized losses	(255,846)	—

Fair value as of September 30, 2020	$52,151,711	$56,469,250

Net unrealized appreciation (depreciation) relating to Level 3 assets and liabilities still held at September 30, 2020 and reported within net realized and unrealized gain (loss) in the Consolidated Statement of Operations for the year ended September 30, 2020	$(3,339,404)	$(5,796,592)

(a)

There were transfers in/out of Level 3 from/to Level 2 for certain investments during the year ended September 30, 2020 as a result of a change in the number of market quotes available and/or a change in market liquidity.

(b)

There was one transfer into Level 3 for subordinated notes payable as a result of a reclassification from distributions payable to subordinated notes payable as a result of the Fund’s board of directors rescission of $1,358,336 of previously declared distributions.

OCSI Glick JV LLC

Notes to Consolidated Financial Statements

September 30, 2020

The following table provides a roll-forward in the changes in fair value for the year ended September 30, 2019 for all assets and liabilities for which the Fund determines fair value using unobservable (Level 3) factors:

	Assets	Liabilities
	Senior secured debt investments	Subordinated notes payable
Fair value at October 1, 2018	$56,998,997	$66,871,054
Purchases	3,997,500	—
Sales and repayments	(20,776,776)	(356,923)
Transfers in (a)	20,985,347	—
Accretion of OID	399,187	—
Net unrealized depreciation	(1,109,385)	(4,426,783)
Net realized gains	10,921	—

Fair value as of September 30, 2019	$60,505,791	$62,087,348

Net unrealized appreciation (depreciation) relating to Level 3 assets and liabilities still held at September 30, 2019 and reported within net realized and unrealized gain (loss) in the Consolidated Statement of Operations for the year ended September 30, 2019	$(858,809)	$(4,426,783)

(a)

There were transfers into Level 3 from Level 2 for certain investments during the year ended September 30, 2019 as a result of a decreased number of market quotes available and/or a decrease in market liquidity.

Financial Instruments Disclosed, But Not Carried, At Fair Value

The following table presents the carrying value and fair value of the Fund’s financial liabilities disclosed, but not carried, at fair value as of September 30, 2020 and the level of each financial liability within the fair value hierarchy:

	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Senior credit facility payable	$80,681,939	$80,681,939	$—	$—	$80,681,939

Total	$80,681,939	$80,681,939	$—	$—	$80,681,939

The following table presents the carrying value and fair value of the Fund’s financial liabilities disclosed, but not carried, at fair value as of September 30, 2019 and the level of each financial liability within the fair value hierarchy:

	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Senior credit facility payable	$91,881,939	$91,881,939	$—	$—	$91,881,939

Total	$91,881,939	$91,881,939	$—	$—	$91,881,939

The carrying value of the senior credit facility payable, which is included in Level 3 of the hierarchy, approximates its fair value due to its floating rate characteristics.

OCSI Glick JV LLC

Notes to Consolidated Financial Statements

September 30, 2020

Significant Unobservable Inputs for Level 3 Investments

The following table provides quantitative information related to the significant unobservable inputs for Level 3 investments and subordinated notes payable, which are carried at fair value as of September 30, 2020:

Asset	Fair Value	Valuation Technique	Unobservable Input	Range			Weighted Average (a)
Senior secured debt	$17,583,462	Market yield technique	Market yield	(b	)	7.4% - 13.0%	9.4%
	34,568,249	Broker Quotations	Broker quoted price	(c	)	N/A - N/A	N/A

Total	$52,151,711

Liability	Fair Value	Valuation Technique	Unobservable Input	Range			Weighted Average (a)
Subordinated notes payable	$56,469,250	Enterprise value technique	N/A	(d	)	N/A - N/A	N/A

Total	$56,469,250

(a)	Weighted averages are calculated based on fair value of investments.

(b)	Used when market participant would take into account market yield when pricing the investment.

(c)

The Fund generally uses prices provided by an independent pricing service which are non-binding indicative prices on or near the valuation date as the primary basis for the fair value determinations for quoted senior secured debt investments. Since these prices are non-binding, they may not be indicative of fair value. The Fund evaluates the quotations provided by pricing vendors and brokers based on available market information, including trading activity of the subject or similar securities, or by performing a comparable security analysis to ensure that fair values are reasonably estimated.

(d)	The Fund determined the value based on the total assets less the total liabilities senior to the subordinated notes issued by OCSI Glick JV in an amount not exceeding par under the EV technique.

The following table provides quantitative information related to the significant unobservable inputs for Level 3 investments and subordinated notes payable, which are carried at fair value as of September 30, 2019:

Asset	Fair Value	Valuation Technique	Unobservable Input	Range			Weighted Average (a)
Senior secured debt	$15,945,731	Market yield technique	Market yield	(b	)	7.4% - 13.0%	9.1%
	44,560,060	Broker Quotations	Broker quoted price	(c	)	N/A - N/A	N/A

Total	$60,505,791

Liability	Fair Value	Valuation Technique	Unobservable Input	Range			Weighted Average (a)
Subordinated notes payable	$62,087,348	Enterprise value technique	N/A	(d	)	N/A - N/A	N/A

Total	$62,087,348

(a)	Weighted averages are calculated based on fair value of investments.

(b)	Used when market participant would take into account market yield when pricing the investment.

(c)

The Fund generally uses prices provided by an independent pricing service which are non-binding indicative prices on or near the valuation date as the primary basis for the fair value determinations for quoted senior secured debt investments. Since these prices are non-binding, they may not be indicative of fair value. The Fund evaluates the quotations provided by pricing vendors and brokers based on available market information, including trading activity of the subject or similar securities, or by performing a comparable security analysis to ensure that fair values are reasonably estimated.

OCSI Glick JV LLC

Notes to Consolidated Financial Statements

September 30, 2020

(d) The Fund determined the value based on the total assets less the total liabilities senior to the subordinated notes issued by OCSI Glick JV in an amount not exceeding par under the EV technique.

The geographic composition is determined by the location of the corporate headquarters of the portfolio company, which may not be indicative of the primary source of the portfolio company’s business. The following tables show the portfolio composition by geographic region at cost and fair value as a percentage of total investments:

	September 30, 2020		September 30, 2019
		% of Total Investments		% of Total Investments
Cost:
Southeast	$33,348,976	23.72%	$27,930,150	15.81%
Northeast	32,024,601	22.78%	34,432,998	19.49%
International	25,363,155	18.04%	38,566,535	21.82%
Midwest	24,877,906	17.69%	24,001,447	13.58%
West	14,665,121	10.43%	21,882,825	12.39%
Southwest	9,369,764	6.66%	29,873,657	16.91%
Northwest	950,121	0.68%	—	—%

Total	$140,599,644	100.00%	$176,687,612	100.00%

	September 30, 2020		September 30, 2019
		% of Total Investments		% of Total Investments
Fair Value:
Southeast	$30,939,803	23.67%	$27,597,371	15.95%
Northeast	28,474,764	21.78%	32,193,874	18.61%
International	24,803,549	18.97%	38,429,129	22.21%
Midwest	23,420,050	17.91%	23,745,510	13.72%
West	13,069,412	9.99%	21,546,184	12.45%
Southwest	9,066,409	6.93%	29,516,030	17.06%
Northwest	986,762	0.75%	—	—%

Total	$130,760,749	100.00%	$173,028,098	100.00%

OCSI Glick JV LLC

Notes to Consolidated Financial Statements

September 30, 2020

The composition of the Fund’s portfolio by industry at cost and fair value as a percentage of total investments was as follows:

	September 30, 2020		September 30, 2019
		% of Total Investments		% of Total Investments
Cost:
Application Software	$19,433,730	13.84%	$13,832,952	7.83%
Personal Products	10,838,357	7.71%	6,467,500	3.66%
Electrical Components & Equipment	7,961,967	5.66%	8,047,448	4.55%
Pharmaceuticals	6,808,979	4.84%	12,686,137	7.18%
Systems Software	6,782,873	4.82%	5,850,631	3.31%
Footwear	6,212,276	4.42%	6,227,881	3.52%
Restaurants	5,876,101	4.18%	4,838,318	2.74%
Health Care Services	5,813,914	4.14%	5,864,902	3.32%
Integrated Telecommunication Services	5,738,590	4.08%	8,278,403	4.69%
Health Care Technology	5,680,464	4.04%	3,980,000	2.25%
Research & Consulting Services	4,982,443	3.54%	4,979,290	2.82%
Health Care Facilities	4,942,580	3.52%	—	—%
Biotechnology	4,912,875	3.49%	4,962,500	2.81%
Diversified Support Services	4,876,435	3.47%	4,915,852	2.78%
Oil & Gas Equipment & Services	4,870,862	3.46%	13,236,276	7.49%
Alternative Carriers	4,811,155	3.42%	9,839,169	5.57%
Data Processing & Outsourced Services	4,756,892	3.38%	4,913,436	2.78%
Movies & Entertainment	4,495,857	3.20%	2,493,573	1.41%
Airport Services	3,648,256	2.59%	—	—%
Oil & Gas Refining & Marketing	3,555,850	2.53%	3,940,200	2.23%
Insurance Brokers	3,249,274	2.31%	4,744,243	2.69%
Aerospace & Defense	2,978,243	2.12%	2,974,333	1.68%
Education Services	2,790,416	1.98%	—	—%
Metal & Glass Containers	1,866,645	1.33%	—	—%
Human Resource & Employment Services	1,613,862	1.15%	3,109,120	1.76%
Electronic Components	1,100,748	0.78%	—	—%
IT consulting & other services	—	—%	7,406,438	4.19%
Commodity chemicals	—	—%	6,888,232	3.90%
Oil & gas storage & transportation	—	—%	6,860,700	3.88%
Specialty chemicals	—	—%	4,626,032	2.62%
Interactive media & services	—	—%	3,970,677	2.25%
Specialized consumer services	—	—%	3,970,050	2.25%
Trading companies & distributors	—	—%	3,835,594	2.17%
Computer & electronics retail	—	—%	2,947,725	1.67%

Total	$140,599,644	100.00%	$176,687,612	100.00%

OCSI Glick JV LLC

Notes to Consolidated Financial Statements

September 30, 2020

	September 30, 2020		September 30, 2019
		% of Total Investments		% of Total Investments
Fair Value:
Application Software	$19,221,037	14.69%	$13,739,240	7.96%
Personal Products	10,295,888	7.87%	6,538,610	3.78%
Electrical Components & Equipment	7,679,356	5.87%	7,840,254	4.53%
Pharmaceuticals	6,773,337	5.18%	11,976,560	6.92%
Systems Software	6,743,593	5.16%	5,732,888	3.31%
Integrated Telecommunication Services	5,826,732	4.46%	8,441,920	4.88%
Health Care Services	5,645,250	4.32%	5,902,613	3.41%
Health Care Technology	5,621,822	4.30%	4,005,000	2.31%
Biotechnology	4,912,875	3.76%	5,025,000	2.90%
Alternative Carriers	4,867,769	3.72%	9,951,175	5.75%
Research & Consulting Services	4,825,000	3.69%	4,937,500	2.85%
Diversified Support Services	4,798,203	3.67%	4,881,260	2.82%
Health Care Facilities	4,690,806	3.59%	—	—%
Data Processing & Outsourced Services	4,682,258	3.58%	4,956,645	2.86%
Footwear	4,382,944	3.35%	5,943,438	3.43%
Movies & Entertainment	4,101,875	3.14%	2,503,099	1.45%
Oil & Gas Equipment & Services	3,733,376	2.86%	11,157,583	6.45%
Airport Services	3,470,063	2.65%	—	—%
Oil & Gas Refining & Marketing	3,421,159	2.62%	4,004,875	2.31%
Insurance Brokers	3,011,753	2.30%	4,681,541	2.71%
Education Services	2,699,813	2.06%	—	—%
Restaurants	2,636,180	2.02%	4,349,868	2.51%
Aerospace & Defense	2,340,000	1.79%	2,987,490	1.73%
Metal & Glass Containers	1,860,366	1.42%	—	—%
Electronic Components	1,294,496	0.99%	—	—%
Human Resource & Employment Services	1,224,798	0.94%	—	—%
IT consulting & other services	—	—%	7,437,400	4.30%
Commodity chemicals	—	—%	6,903,619	3.99%
Oil & gas storage & transportation	—	—%	6,834,713	3.95%
Specialty chemicals	—	—%	4,632,004	2.68%
Interactive media & services	—	—%	4,010,712	2.32%
Specialized consumer services	—	—%	3,984,975	2.30%
Trading companies & distributors	—	—%	3,820,702	2.21%
Computer & electronics retail	—	—%	2,940,281	1.70%
Human resources & employment services	—	—%	2,907,133	1.68%

Total	$130,760,749	100.00%	$173,028,098	100.00%

A list of unfunded commitments by investment (consisting of revolvers and delayed draw term loans) as of September 30, 2020 is shown in the table below:

September 30, 2020
Intelsat Jackson Holdings S.A.	$398,251
OEConnection LLC	235,931
MRI Software LLC	207,814
Olaplex, Inc.	162,000

Total	$1,003,996

As of September 30, 2019, the Fund had unfunded commitments of $344,086 related to one of its investments.

OCSI Glick JV LLC

Notes to Consolidated Financial Statements

September 30, 2020

5. INTEREST INCOME

As of September 30, 2020, there were two investments on non-accrual status. As of September 30, 2019, there were no investments on non-accrual status.

The percentages of the Company’s debt investments at cost and fair value by accrual status as of September 30, 2020 were as follows:

	September 30, 2020
	Cost	% of Debt Portfolio	Fair Value	% of Debt Portfolio
Accrual	$134,433,837	95.61%	$128,490,566	98.26%
Cash non-accrual (1)	6,165,807	4.39	2,270,183	1.74

Total	$140,599,644	100.00%	$130,760,749	100.00%

(1)	Cash non-accrual status is inclusive of PIK and other non-cash income, where applicable.

6. SUBORDINATED NOTES AND EQUITY COMMITMENTS

The Members and GF Debt Funding provide funding to the Fund in the form of subordinated notes and equity interests. The subordinated notes are junior in right of payment to the repayment of temporary contributions made by OCSI to fund investments of OCSI Glick JV that are repaid when GF Equity Funding and GF Debt Funding make their capital contributions and fund their subordinated notes, respectively, and the holders of senior debt, including the Deutsche Bank Facility. No distributions were declared by the Fund during the years ended September 30, 2020, 2019 and 2018. On March 31, 2020, the Fund’s board of directors rescinded $1,358,336 of previously declared distributions. As a result of the rescission of previously declared distributions, the Fund reclassified distributions payable of $1,358,336 to subordinated notes payable during the year ended September 30, 2020.

During the year ended September 30, 2020, the Members and GF Debt Funding amended the subordinated notes to (1) decrease the interest rate to 1-month LIBOR plus 4.5% per annum, (2) extend the maturity date from October 20, 2021 to October 20, 2028 and (3) provide that the subordinated notes will not pay interest on its previously scheduled April 15, 2020, July 15, 2020, October 15, 2020 or January 15, 2021 coupon dates. As of September 30, 2019, the subordinated notes bore an interest rate of 1-month LIBOR plus 6.5% per annum.

The interest expense related to these notes for the years ended September 30, 2020, 2019 and 2018 was $1.6 million, $6.8 million and $7.1 million, respectively, of which $0.0 million, $0.0 million and $2.5 million was PIK interest expense, respectively.

OCSI Glick JV LLC

Notes to Consolidated Financial Statements

September 30, 2020

The following table summarizes information related to the subordinated note and equity commitments to the Fund as of September 30, 2020:

	September 30, 2020
	OCSI (87.5%)	GF Equity Funding/GF Debt Funding (12.5%)	Total
Total commitments to the Fund:
Total commitments under subordinated notes	$78,750,000	$11,250,000	$90,000,000
Total commitments under equity capital	8,750,000	1,250,000	10,000,000

Total subordinated notes and equity commitments	$87,500,000	$12,500,000	$100,000,000

Subordinated notes availability:
Drawn amount of subordinated notes	$66,390,220	$9,484,316	$75,874,536
Undrawn subordinated notes commitments	12,359,780	1,765,684	14,125,464

Total subordinated notes commitment	$78,750,000	$11,250,000	$90,000,000

Equity commitment availability:
Equity commitments called	$7,111,751	$1,015,964	$8,127,715
Equity commitments uncalled	1,638,249	234,036	1,872,285

Total equity commitment	$8,750,000	$1,250,000	$10,000,000

Total aggregate capital invested:
Debt and equity capital invested	$73,501,971	$10,500,280	$84,002,251
Fair value:
Subordinated notes	$49,410,594	$7,058,656	$56,469,250

OCSI Glick JV LLC

Notes to Consolidated Financial Statements

September 30, 2020

The following table summarizes information related to the subordinated note and equity commitments to the Fund as of September 30, 2019:

	September 30, 2019
	OCSI (87.5%)	GF Equity Funding/GF Debt Funding (12.5%)	Total
Total commitments to the Fund:
Total commitments under subordinated notes	$78,750,000	$11,250,000	$90,000,000
Total commitments under equity capital	8,750,000	1,250,000	10,000,000

Total subordinated notes and equity commitments	$87,500,000	$12,500,000	$100,000,000

Subordinated notes availability:
Drawn amount of subordinated notes	$66,390,220	$9,484,316	$75,874,536
Undrawn subordinated notes commitments	12,359,780	1,765,684	14,125,464

Total subordinated notes commitment	$78,750,000	$11,250,000	$90,000,000

Equity commitment availability:
Equity commitments called	$7,111,751	$1,015,964	$8,127,715
Equity commitments uncalled	1,638,249	234,036	1,872,285

Total equity commitment	$8,750,000	$1,250,000	$10,000,000

Total aggregate capital invested:
Debt and equity capital invested	$73,501,971	$10,500,280	$84,002,251
Fair value:
Subordinated notes	$54,326,418	$7,760,930	$62,087,348

7. DEUTSCHE BANK FACILITY

On April 17, 2015, Funding, a consolidated wholly-owned bankruptcy remote, special purpose subsidiary, entered into a Loan Financing and Servicing Agreement (the “Credit Agreement”) with Credit Suisse AG, Cayman Islands Branch, as administrative agent, and each of the lenders from time to time thereto, in the amount of $200.0 million. On June 29, 2017, the Credit Agreement was assigned by Credit Suisse AG, Cayman Islands Branch to Deutsche Bank AG, New York Branch. The Deutsche Bank Facility is secured by all of the assets of Funding and all of the Fund’s equity interest in Funding.

As of September 30, 2020, the Deutsche Bank Facility had a reinvestment period end date and maturity date of September 30, 2021 and March 31, 2025, respectively, and permitted borrowings of up to $90.0 million as of September 30, 2020 (subject to borrowing base and other limitations) . During the year ended September 30, 2020, the Deutsche Bank Facility was amended to decrease the maximum permissible borrowings from $125 million to $90 million. As of September 30, 2020, the Deutsche Bank Facility bore interest at a rate equal to 3-month LIBOR plus 2.65% per annum with 0.25% LIBOR floor. As of September 30, 2019, the Deutsche Bank Facility bore interest at a rate equal to 3-month LIBOR plus 1.95% per annum with no LIBOR floor.

The unused commitment fee rate was (i) 0.5% per annum (a) prior to March 10, 2018, if the unused portion was less than 65% of the maximum commitment as of such day, (b) after the expiration of the period set forth in clause (a) and prior to May 10, 2018, if the unused portion was less than 50% of the maximum commitment as of such day, and (c) thereafter, if the unused portion was less than 25% of the maximum commitment as of such day and (ii) otherwise, 0.75% per annum.

OCSI Glick JV LLC

Notes to Consolidated Financial Statements

September 30, 2020

The Credit Agreement and related agreements governing the Deutsche Bank Facility require both Funding and the Fund to, among other things, (i) make representations and warranties regarding the collateral as well as each of its businesses, (ii) agree to certain indemnification obligations, and (iii) comply with various covenants, servicing procedures, limitations on acquiring and disposing of assets, reporting requirements and other customary requirements for similar credit facilities, including a prepayment penalty in certain cases. The Deutsche Bank Facility also includes usual and customary default provisions such as the failure to make timely payments under the facility, the occurrence of certain changes in control, and the failure to materially perform under the Credit Agreement and related agreements governing the Deutsche Bank Facility, which, if not complied with, could accelerate repayment under the facility, thereby materially and adversely affecting the Fund’s liquidity, financial condition and results of operations.

As of September 30, 2020, the Deutsche Bank Facility includes a waiver period (which extends through January 3, 2021) during which the facility agent is restricted from revaluing certain collateral obligations where the change in valuation is caused by or results from a business disruption due primarily to the COVID-19 pandemic (subject to the Fund’s ability to earlier terminate such period in certain circumstances).

As of September 30, 2020 and 2019, $80.7 million and $91.9 million, respectively, was outstanding under the Deutsche Bank Facility. The interest expense related to the Deutsche Bank Facility for the years ended September 30, 2020, 2019 and 2018 was $3.9 million, $4.8 million and $4.4 million, respectively, including coupon interest, unused fees and the amortization of deferred financing costs relating to the Deutsche Bank Facility.

8. RISKS

In the normal course of business, the Fund is exposed to market risk and credit risk on certain investments. Until such investments are sold or matured, the Fund is exposed to credit risk relating to whether the debt issuer will meet its obligation when it becomes due. Details of the Fund’s investment portfolio as of September 30, 2020 and September 30, 2019 are disclosed in the Fund’s Consolidated Schedule of Investments.

The Fund borrows funds in order to increase the amount of its capital available for investment. The use of leverage can improve the return on invested capital; however, such use may also magnify the potential for loss on invested equity capital. If the value of the Fund’s assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had the Fund not leveraged. Borrowings by the Fund are and will typically be secured by the Fund’s securities and other assets. Under certain circumstances, such credit facilities may demand an increase in the collateral that secures the Fund’s obligations and if the Fund were unable to provide additional collateral, the credit facilities could liquidate assets held in the account to satisfy the Fund’s obligations to the credit facilities. Liquidation in this manner could have adverse consequences. In addition, the amount of the Fund’s borrowings and the interest rates on those borrowings, which will fluctuate, could have a significant effect on the Fund’s profitability.

The Fund is exposed to counterparty risk in connection with the Deutsche Bank Facility, which is the risk that the counterparty may not perform in accordance with the contractual provisions. If Deutsche Bank AG, New York Branch were to become insolvent, or otherwise unable to fund advances under the Deutsche Bank Facility, the Fund may not be able to make additional investments which could adversely affect the operating performance of the Fund.

Economic recessions or downturns or market disruptions, as well as the effects of the COVID-19 pandemic, may result in a prolonged period of market illiquidity which could have a material adverse effect on the Fund’s business, financial condition and results of operations. Unfavorable economic conditions also could increase the Fund’s costs, limit the Fund’s access to the capital markets or result in a decision by lenders not to extend credit to the Fund. These events could limit the Fund’s investment purchases, limit the Fund’s ability to grow and negatively impact its operating results.

The Fund has two Members. Each Member has the ability under the LLC Agreement to dissolve the Fund with 90 days’ written notice to the other Member. In this event, the Fund would undertake an orderly liquidation process which could adversely affect the amount of liquidation proceeds and/or net asset value in the case of illiquid investments with limited external interest.

OCSI Glick JV LLC

Notes to Consolidated Financial Statements

September 30, 2020

9. MEMBERS’ CAPITAL

The Fund establishes a capital account on its books for each Member. The initial balance of a Member capital account is equal to the amount contributed by such Member and is adjusted to reflect, among other things, distributions to such Member and such Member’s share of net profits and losses.

Contributions received are credited to Members’ capital and distributions are reduced from the Members’ capital account on the effective dates.

10. FINANCIAL HIGHLIGHTS

The Members are responsible for all investment and business decisions, and therefore, there is no requirement to show financial highlights per ASC 946, which have been omitted accordingly.

11. SUBSEQUENT EVENTS

The Fund’s Members have evaluated subsequent events through December 18, 2020, the date these consolidated financial statements were available to be issued, and determined that there were no subsequent events that occurred during such period that would require recognition or disclosure in the consolidated financial statements, except as previously disclosed in the notes to the financial statements.